UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

KINETIC CONCEPTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing contains a letter mailed to ISS Governance Services on May 5, 2011 in connection with KCI’s 2011 Annual Meeting of Shareholders.

May 5, 2011

BY MAIL

Dr. Martha Carter, Ph.D.
Executive Director
ISS Governance Services
2099 Gaither Road
Rockville, MD 20805

RE:	KCI’s Exclusion of the Chevedden Shareholder Proposal from 2011 Proxy Statement

Dear Dr. Carter:

I am writing to provide you with some additional information and context regarding the exclusion by Kinetic Concepts, Inc. (“KCI”) of a shareholder proposal submitted by Mr. John Chevedden from KCI’s proxy statement and form of proxy for its 2011 Annual Meeting of Shareholders.

Background

KCI received the shareholder proposal on December 23, 2010. Under Rule 14a-8(b) of the Exchange Act, a valid shareholder proposal must include sufficient proof of stock ownership in order to be included in a company’s proxy materials. The proposal contained a letter from Ram Trust Services purporting to establish Mr. Chevedden’s eligibility to make a Rule 14a-8 proposal. Based on Federal Court precedent in the Fifth Circuit (Apache Corp. v. Chevedden, 696 F. Supp. 2d 723 (S.D. Texas 2010)) and advice of counsel, KCI believes the Ram Trust letter is insufficient to establish Chevedden’s ownership of KCI stock under Rule 14a-8.

On January 4, 2011, KCI sent Chevedden a letter informing him that the proposal lacked sufficient proof to substantiate his ownership of KCI’s stock, as required under SEC rules. After receiving the deficiency notice, Chevedden did not submit any additional proof of his ownership of KCI’s stock, which he had ample time to do. Chevedden's only response to the deficiency notice was a January 10,

Mailing:	Corporate:	Manufacturing:
Box 659508	8023 Vantage Drive	4958 Stout Drive
San Antonio, Texas 78265-9508	San Antonio, Texas 78230-4726	San Antonio, Texas 78219-4334
1-800-275-4524 / FAX (210) 255-6995	(210) 524-9000	(210) 225-5500

May 5, 2011

2011 email, in which he cited an SEC staff no-action response in The Hain Celestial Group, Inc. (Oct. 1, 2008).

No Action Request and KBR v. Chevedden

On January 19, 2011, KCI submitted a no-action request to the staff of the SEC, citing the Apache case as a basis for exclusion of the proposal under Rule 14a-8(b). On January 26, 2011, KCI submitted a supplemental letter to the SEC staff, alerting it to a new case filed against Chevedden by KBR, Inc. (KBR, Inc. v. Chevedden), which was filed on January 14, 2011 in United States District Court for the Southern District of Texas. In that case, following the receipt of a proposal from Chevedden supported by another letter from RTS, KBR requested that the Court declare that it may properly exclude a Rule 14a-8 proposal submitted by Chevedden from its proxy materials in accordance with Rule 14a-8(b) and (f). On March 21, 2011, while the KBR case was still pending in Federal Court, KCI received a written response from the SEC indicating that KCI should not exclude the Chevedden proposal from its proxy materials for the 2011 Annual Meeting. On April 4, 2011, shortly after KCI received the SEC’s correspondence, the Court in KBR decided the case in KBR’s favor relying on the Apache case, holding that:

•	a letter from RTS purporting to establish Chevedden’s eligibility to make a Rule 14a-8 proposal is not sufficient proof of ownership under Rule 14a-8;

•	the decision in Apache is applicable and persuasive;

•	and that “KBR may exclude Chevedden’s proposal from its proxy statement.”

In its opinion, the Court noted that “the [SEC] has consistently stated that it will defer to a court’s decision [regarding] the exclusion of shareholder proposals.”

Analysis and Conclusion

Following the KBR decision, on April 5, 2011, KCI informed the SEC staff and Mr. Chevedden in writing of its plans to exclude the Chevedden proposal from its proxy materials because the facts at issue in KBR are nearly identical to the facts involved with the proposal KCI received from Chevedden. In both cases:

•	Chevedden submitted a shareholder proposal accompanied by a letter from RTS purporting to verify Chevedden’s share ownership;

•
the company in receipt of the shareholder proposal sent Chevedden a deficiency notice pursuant to Rule 14a-(8)(f) informing Chevedden that neither RTS nor Chevedden was a record holder and that Rule 14a-8

May 5, 2011

required proof of ownership from a record holder (the deficiency letters also noted, respectively, that RTS did not appear to be a “custodial institution” (in the case of the KBR deficiency letter) and that RTS is not an introducing broker (in the case of KCI’s deficiency letter));

•
Chevedden replied to the deficiency letters arguing, based on the SEC’s no-action response in The Hain Celestial Group, Inc. (Oct. 1, 2008), that a letter from RTS was sufficient proof of ownership pursuant to Rule 14a-8; and

•	Chevedden did not submit any other proof of ownership to either company, which he had ample time to do under prescribed SEC rules.

In addition to the nearly identical facts, KCI, which is headquartered in San Antonio, Texas, is in the same Federal Court Circuit as both the KBR and Apache cases, both of which held that a letter from RTS is not sufficient proof of ownership under Rule 14a-8. Because KBR was a decision based on a nearly identical set of facts in the same federal circuit as KCI, the decision in KBR should control as to the excludability of the proposal from KCI’s proxy materials for its 2011 Annual Meeting. Also, both the Apache and KBR cases were decided after the Hain Celestial no-action letter. KCI has not received any response from either the SEC staff or Chevedden since the date of our last correspondence, on April 5, 2011.

Accordingly, in view of the facts outlined above and in reliance on Federal case law which is more recent than the Hain Celestial no-action letter, KCI has excluded the Chevedden proposal from its proxy materials for its 2011 Annual Meeting. KCI mailed its definitive proxy materials to shareholders on April 15, 2011.

Should you have any questions regarding the foregoing, please do not hesitate to contact me at 210-255-6838 or by email at John.Bibb@kci1.com.

Very truly yours,

/s/ John Bibb
John Bibb
Senior Vice President, General Counsel

cc:	Dan Burch, Mackenzie Partners
Marc Goldstein, ISS Governance Services